Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated December 18, 2014

Relating to Preliminary Prospectus dated December 9, 2014

Registration No. 333-200293

Juno Therapeutics, Inc.

This free writing prospectus relates to the initial public offering of common stock of Juno Therapeutics, Inc. and should be read together with (1) the preliminary prospectus dated December 9, 2014 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering and (2) our Free Writing Prospectus dated December 16, 2014 relating to the offering.

In response to comments received from the Staff of the Securities and Exchange Commission (the “SEC”) on December 18, 2014, Juno filed Amendment No. 4 to the Registration Statement on Form S-1 (“Amendment No. 4”). A copy of the most recent preliminary prospectus included in Amendment No. 4 can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1594864/000119312514445989/d772541ds1a.htm

References to “Juno,” “company,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 4 and supplements and updates the information contained in the Preliminary Prospectus.

Update to section of the Preliminary Prospectus captioned “Risk Factors”

The following risk factor has been added to the Preliminary Prospectus:

Our bylaws will provide that any current or former stockholder bringing an unsuccessful action against us or our officers or directors may be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

Our bylaws will provide that under certain circumstances the fees, costs, and expenses that we incur in connection with actions or proceedings brought by any current or former stockholder, any current or former director, or any person acting on behalf of such stockholder or director, which we collectively refer to as claiming parties, may be shifted to such persons. If a claiming party asserts any claim, initiates any proceeding, or joins, offers substantial assistance to, or has a direct financial interest in any claim or proceeding against us or any of our directors or officers (including any proceeding purportedly filed on behalf of us or any stockholder), and such claiming party (or the third party that received substantial assistance from a claiming party or in whose claim or proceeding such claiming party has a direct financial interest) is unsuccessful in obtaining a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such claiming party may be obligated to reimburse us and our officers and directors for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that we or our officers or directors may incur in connection with such claim, suit, action, or proceeding.

Our fee-shifting bylaw is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming party must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering. In addition, given the unsettled state of the law related to fee-shifting bylaws, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such bylaw, which could adversely affect our business and financial condition.

If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to a claiming party are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage current or former stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Update to the section of the Preliminary Prospectus captioned “Description of Capital Stock—Attorneys’ Fees in Stockholder Actions”

The disclosure set forth in the section of the Preliminary Prospectus captioned “Description of Capital Stock—Attorneys’ Fees in Stockholder Actions” has been replaced in its entirety with the following:

Our bylaws will provide that under certain circumstances the fees, costs and expenses that we incur in connection with actions or proceedings brought by any current or former stockholder, any current or former director, or any person acting on behalf of such stockholder or director, which we collectively refer to as claiming parties, may be shifted to such persons. If a claiming party asserts any claim, initiates any proceeding, or joins, offers substantial assistance to, or has a direct financial interest in any claim or proceeding against us or any of our directors or officers (including any proceeding purportedly filed on behalf of us or any stockholder), and such claiming party (or the third party that received substantial assistance from a claiming party or in whose claim or proceeding such claiming party has a direct financial interest) is unsuccessful in obtaining a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such claiming party may be obligated to reimburse us and our officers and directors for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that we or our officers or directors may incur in connection with such claim, suit, action or proceeding.

Our fee-shifting bylaw is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. There are several types of remedies that a claiming party may seek in connection with an action or proceeding against us, including declaratory or injunctive relief, or monetary damages. If a claiming party is not successful in obtaining a judgment that achieves in substance, such as in the case of a claim for declaratory or injunctive relief, or amount, such as in the case of a claim for monetary damages, our and or officers’ and directors’ litigation expenses may be shifted to the claiming party.

Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming party must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering.

If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to a claiming party are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage current or former stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Juno has filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Juno has filed with the SEC for more complete information about Juno and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; and Goldman, Sachs & Co. by mail at 200 West Street, New York, New York 10282, Attention: Prospectus Department, by calling toll-free (866) 471-2526, or by e-mailing prospectus-ny@ny.email.gs.com.